EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 21, 2005, (January 27, 2006 as to the restatement for state taxes as described in Note 3) accompanying the consolidated financial statements included in the Annual Report of Flagstar Bancorp, Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-26157, File No. 333-89420, File No. 333-68682, File No. 333-77501, File No. 333-89424, File No. 333-125512, and File No. 333-125513) of Flagstar Bancorp Inc., our report dated March 21, 2005, (January 27, 2006 as to the restatement for state taxes as described in Note 3), relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.
/s/ GRANT THORNTON LLP
Southfield, Michigan
March 8, 2006